Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Alex Ko, EVP & CFO, (213) 427-6560 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Promotes Peter Koh to Chief Credit Officer

Jack Choi resigns as Chief Credit Officer to become Chief Executive Officer of another bank

LOS ANGELES, CA – June 27, 2013 – Wilshire Bancorp, Inc. (NASDAQ: WIBC) (the “Company”), the holding company for Wilshire State Bank (the “Bank”) , today announced that Peter Koh will be promoted to Chief Credit Officer from Deputy Chief Credit Officer on July 1, 2013 following the departure of the current Chief Credit Officer, Jack Choi.  Mr. Choi will be leaving on July 1, 2013 to become President and Chief Executive Officer of another bank and his departure is not due to any disagreements with the Company or Bank.

Peter Koh, 36, has served as Deputy Chief Credit Officer of Wilshire Bancorp since February 2011.  Mr. Koh has been with the Company since 2001 and has served in various credit administration positions including interim Chief Credit Officer during 2011. Mr. Koh graduated with a Master of Business Administration from the University of Southern California and also holds a Bachelor of Arts from Columbia University.

Jae Whan (J.W.) Yoo, President and Chief Executive Officer of Wilshire Bancorp, commented, “Peter Koh has been instrumental in our efforts to enhance our credit administration, credit monitoring, and underwriting over the past few years.  He has previously served as interim Chief Credit Officer and he is well qualified to take on additional responsibility and ensure that we have continuity, consistency, and strong leadership in our credit administration department.”

“We greatly appreciate Jack Choi’s excellent work as Chief Credit Officer for almost two years.  We wish Jack well in his future endeavors,” said Mr. Yoo.

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 25 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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